Exhibit 19

POLICIES AND PROCEDURES REGARDING INSIDER TRADING
AND THE CONFIDENTIALITY OF INFORMATION

1. POLICY STATEMENT
Northfield Bancorp, Inc. (“NFBK” or the “Company”) is a public company, the common stock of which is traded on the NASDAQ Global Select Market and registered under the Securities and Exchange Act of 1934 (the “Exchange Act”). Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”).
As a public company, the directors, officers, and employees of NFBK and its subsidiaries, which will be collectively referred to herein as the “Company”, and includes, but is not limited to, Northfield Bank, have a responsibility not to participate in the market for NFBK’s common stock while in possession of “material information” about the Company that has not been publicly disclosed.
Under the Insider Trading and Securities Fraud Enforcement Act of 1988 (“Act”), the Company can be held liable for employee violations of the insider trading laws, unless it has adopted policies and procedures to prevent insider trading and the confidentiality of information for the employees, officers, and directors of the Company. The Company has therefore adopted these Policies and Procedures Regarding Insider Trading and the Confidentiality of Information (this “Policy”). This policy applies to all employees, officers, and directors of the Company.

2. ROLES & RESPONSIBILITIES
The owner of this Policy is the Corporate Secretary. The Nominating and Corporate Governance Committee is the approving committee to recommend this Policy to the Board of Directors of the Company. This Policy will be reviewed annually or more often, as necessary.

3. POLICY ELEMENTS

A.Prohibition Against Trading While In Possession of Undisclosed Material Information

If you are aware of material information relating to the Company that has not been publicly disseminated for at least two business days, you are prohibited from purchasing or selling NFBK common stock or NFBK derivative securities or selling short any such securities, directly or indirectly, and you are prohibited from disclosing such information to any other persons that may trade in NFBK stock. This includes shares of NFBK common stock included in the Northfield Bank Employees Savings Plan (401(k) Plan). If you have a pre-determined designated percentage of your base salary being deferred into the NFBK stock fund within the 401(k) Plan, this will not be affected. However, you cannot change your percentage of base salary deferral or transfer funds in or out of the NFBK stock fund if you are aware of material information related to the Company that has not been publicly disseminated for at least two business days. The Company is also prohibited from repurchasing its securities during such a period unless such repurchases otherwise comply with federal securities laws.

•It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, that may be significant to an investor in determining whether to buy, sell, or hold NFBK common stock would be material. Information may be significant for this purpose even if it alone would not determine an investor’s decision.

•Examples of material information include a potential business acquisition, internal financial information that departs in any way from recent data or trends, an important financial transaction, or the occurrence of a cyber security or data breach. We emphasize that this list is merely illustrative.

•The prohibition on direct and indirect purchases and sales will apply to a person’s spouse, children and relatives living in the same household as the director, officer, or employee, as well as to any arrangements or agreements with other persons, family members or otherwise, as to the purchase or sale of shares.

B.Confidentiality

General. The unauthorized disclosure of internal information about the Company may cause serious problems for the Company, whether or not such disclosure is for the purpose of facilitating improper trading of NFBK’s common stock. Personnel of the Company may not discuss nonpublic internal matters or developments with anyone outside of the Company, except as required by law or the performance of regular corporate duties. Such prohibition extends to discussions with family members.

Third Party Disclosure. Personnel of the Company may assume that its legal counsel, accountants, consultants, and other advisors will not disclose to third parties or trade on inside information given to them in confidence. However, with regard to negotiating with third parties at arms-length for various transactions, including the sale of assets such as loans, material confidential information should not be given to such third party unless the third party enters into a confidentiality agreement with the Company, which agreement expressly addresses the issue of trading the Company’s common stock.

Prohibition Against Internet and Social Media Disclosure.  It is inappropriate for any unauthorized person to disclose Company information or to discuss the Company on the internet or in any form of social media, including in any forum or chat room where companies and their prospects are discussed.   To avoid the disclosure of material, inside information, no director, officer or employee may discuss the Company or Company-related information in an internet forum or chat room, or other social media site, regardless of the situation.

Disclosure to Others in the Company. Personnel of the Company with knowledge of material nonpublic information should only disclose such information to other personnel on a need-to-know basis. The group of individuals with knowledge of the material information therefore should be kept as small as possible.

Third Party Inquiries. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts, or others in the financial community.

•It is important that all such inquiries and responses thereto be channeled through the Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) under carefully controlled circumstances.

•Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline to comment and refer the inquirer to the CEO or the CFO.

C.Transactions in Company Stock

Rules to be followed by all directors and employees regarding transactions with Company stock and options:

i.Margin Accounts and Pledges. No director or employee may purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

ii. Hedging. No director or employee may engage in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments.

iii.Selling Short.  No director or employee may at any time sell short Company stock or otherwise sell any equity securities of the Company that they do not own.  Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price.

iv.Options.  No director or employee may at any time buy or sell options on Company securities (so called “puts” and “calls”) except in accordance with a program approved by the Company’s Board of Directors or a trade cleared by the Chief Executive Officer/President.  This restriction does not apply to the exercise of employee or director stock options, but does include shares received upon the exercise of such options, as well as shares held in the Northfield Bank Employee Savings Plan (401(k) Plan).

v.Short-Term Trading. Short-term trading of the Company’s securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance, instead of the Company’s long-term business objectives. For these reasons, any director or employee of the Company who purchases the Company’s securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).
If you have any doubt as to your responsibilities under these guidelines, seek clarification from the Corporate Secretary before you act.

The Company expects all personnel at every level to comply strictly with these procedures. Failure to follow these procedures may result in severe legal difficulties for you, as well as for the Company. A failure to follow both the letter and the spirit of this policy shall be considered a matter of extreme seriousness and may be grounds for termination of employment or other disciplinary action.

4. RELATED POLICIES

A.     Addendum to Policies and Procedures regarding Insider Trading and the Confidentiality of Information for Directors and Designated Employees

B.    Code of Conduct and Ethics for Employees, Officers and Directors

5. APPROVAL AND ADOPTION HISTORY

Date of Approval
1. Nominating and Corporate Governance Committee of the Board of Directors
2. Board Adoption
3. Date of Next Annual Review

POLICIES AND PROCEDURES REGARDING INSIDER TRADING
AND THE CONFIDENTIALITY OF INFORMATION

ACKNOWLEDGEMENT

    I certify that I have read, understand, and agree to comply with the Northfield Bancorp, Inc. Policies and Procedures Regarding Insider Trading and the Confidentiality of Information (the “Policy”). I agree that I will be subject to sanctions imposed by the Company (as defined in the Policy), in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company stock as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Policy is termination of my employment including termination for cause.

Date:_____________________________________________________________

Signature:_________________________________________________________

Printed Name:______________________________________________________

Title:______________________________________________________________

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ADDENDUM TO POLICIES AND PROCEDURES REGARDING INSIDER TRADING AND THE CONFIDENTIALITY OF INFORMATION FOR DIRECTORS AND DESIGNATED EMPLOYEES

1. POLICY STATEMENT

    This addendum (this “Addendum”) is to the Policies and Procedures Regarding Insider Trading and the Confidentiality of Information (the “Policy”; all terms not defined herein shall have the meaning given them in the Policy). The following additional rules and procedures with respect to the participation in the market for NFBK’s common stock by the directors and designated employees of the Company have been adopted by the Board of Directors in order to decrease the likelihood of violation of the federal securities laws. Because of your role and responsibilities in the Company, you are required to adhere to these additional restrictions on the purchase and sale of NFBK common stock. It should be emphasized that these rules and procedures are designed to: (a) avoid even the appearance of trading on insider information; (b) as a cautionary matter, eliminate the ongoing question of when knowledge of unreported quarterly and year-end financial information may be considered “material” under the insider trading laws; and (c) enable the Company to monitor to some extent stock trading.

2. ROLES & RESPONSIBILITIES

The owner of this Addendum is the Corporate Secretary. The Nominating and Corporate Governance Committee is the approving committee to recommend this Addendum to the Board of Directors of the Company. This Policy will be reviewed annually or more often, as necessary.

3. POLICY ELEMENTS
The following rules and procedures should be followed by directors and designated employees:

A.Blackout Period. During the period commencing with the 20th day of the third month of each calendar quarter (March 20, June 20, September 20, and December 20), and ending at the beginning of the second business day after the financial results of the quarter/year end have been publicly announced, directors and designated employees should not purchase or sell, directly or indirectly, the shares of common stock of NFBK or NFBK derivative securities. This includes shares of common stock received from the exercise of options and included in the Northfield Bank Employees Savings Plan (401(k) Plan). If you have a pre-determined designated percentage of your base salary being deferred into the Northfield Bancorp, Inc. stock fund within the 401(k) Plan this will not be affected. However, you cannot change your percentage of base salary deferral or transfer funds in or out of the Northfield Bancorp, Inc. stock fund during the period noted immediately above. Additional trading blackouts may be imposed from time to time if, in the judgment of Executive Management or the Board of Directors, there exists undisclosed information that would make trades by directors and designated employees inappropriate or if there is a “pension blackout” required by the Sarbanes-Oxley Act of 2002.

B.Notification. Prior to the execution of, or the placing of an order with respect to, any trades in the Company’s common stock, the Company should be notified at secforms@eNorthfield.com.

C.Options. Options may be exercised at any time if the exercise price of the option is paid for in cash. However, sale of the shares received upon exercise is restricted by the Policy and this addendum.
REV 11/15/2024     1

D.Gifting. In order to avoid the appearance of impropriety, the gifting of shares to relatives other than during a window period is discouraged if the grantor knows or has reason to believe that the recipient of the common stock plans to sell the shares other than during a window period.

E.Trading Plans. You may not implement a trading plan under SEC Rule 10b5-1 at any time without prior clearance. Any such plan must meet all of the requirements of SEC Rule 10b5-1, including satisfaction of a cooling-off period and inclusion in the plan of certain certifications. You may only enter into a trading plan when you are not in possession of material non-public information. In addition, you may not enter into a trading plan during a quarterly blackout period, a temporary blackout period or a pension blackout period. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts. The actual establishment of a trading plan must be reported to the Chief Financial Officer and the Corporate Secretary so that the required public disclosure (including a description of the material terms of such trading plan) can be made in the Company’s SEC filings. Transactions made under a trading plan must then be promptly reported to secforms@eNorthfield.com for the Company to assist with the preparation and filing of any required SEC filing.

4. RELATED POLICIES

A.Policies and Procedures Regarding Insider Trading and the Confidentiality of Information Policy

B.Code of Conduct and Ethics for Employees, Officers and Directors

5. APPROVAL AND ADOPTION HISTORY

Date of Approval
1. Nominating and Corporate Governance Committee of the Board of Directors
2. Board Adoption
3. Date of Next Annual Review

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REV 11/15/2024     2

NORTHFIELD BANCORP, INC.
ADDENDUM TO POLICIES AND PROCEDURES REGARDING INSIDER TRADING AND THE CONFIDENTIALITY OF INFORMATION FOR DIRECTORS AND DESIGNATED EMPLOYEES

ACKNOWLEDGEMENT

    I certify that I have read, understand, and agree to comply with the Northfield Bancorp, Inc. Addendum to Policies and Procedures Regarding Insider Trading and the Confidentiality of Information for Directors and Designated Employees (the “Addendum”). I agree that I will be subject to sanctions imposed by the Company (as defined in the Policy), in its discretion, for violation of the Addendum, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company stock as necessary to ensure compliance with the Addendum. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Company’s Addendum is termination of my employment including termination for cause.

Date:_____________________________________________________________

Signature:_________________________________________________________

Printed Name:______________________________________________________

Title:______________________________________________________________

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